Management
Incentive
Plan

PLAN DOCUMENT
As Amended and Restated Effective as of February 16, 2012

MANAGEMENT INCENTIVE PLAN

Table of Contents

Section #	Subject	Page #
I	Plan Purpose	3
II	Financial Performance	3-4
III	Award Determination and Approval	4
IV	Individual Performance Factors	4-5
V	Currency	5
VI	Participation Level and New Participants	5
VII	Revisions to Plan	5-6
VIII	Form and Timing of Awards	6
IX	Employees on Leave	6
X	Termination, Death or Disability	6-7
XI	Other Plan Design Considerations	7-8

I.    PLAN PURPOSE:
The purpose of the Management Incentive Plan (the "Plan") is to offer a short-term incentive award opportunity for key managers (“Participants”) who make significant contributions to the growth and profitability of Graphic Packaging Holding Company (together with its subsidiaries, the "Company") and who demonstrate the core values of Integrity, Respect, Accountability, Relationships, and Teamwork. The Plan is designed to emphasize management’s commitment to financial success and to the Company’s ultimate purpose of delivering a superior return on the investment of its shareholders. Each “Plan Year” for the Plan is January 1st to December 31st.

II.    FINANCIAL PERFORMANCE:
The amounts of any awards under the Plan are substantially financially-driven and will be based in large part on the results of the Company as a whole and/or any subsidiary, affiliate or business unit of the Company, or a combination of these results. Performance measures such as those that follow will be used to measure such results:

•	Net earnings or net income (before or after taxes)

•	Earnings per share

•	Net sales growth

•	Net operating profit

•	Return measures (including, but not limited to, return on assets, capital, equity or sales)

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital)

•	Earnings before or after taxes, interest, depreciation and/or amortization

•	Gross or operating margins

•	Productivity ratios

•	Share price (including, but not limited to, growth measures and total shareholder return)

•	Expense targets

•	Margins

•	Operating efficiency

•	Customer satisfaction

•	Working capital targets

•	EVA® (Economic Value Added).

Focusing on these financial results reinforces management’s essential obligation to the shareholders to do everything possible to achieve the best result in Company performance. It also promotes cooperation and teamwork across the Company’s global business operations and support functions.

The incentive award opportunity under this plan for any given Plan Year is based on the specific corporate performance measures established during the annual operating plan approval process, and approved by the Company’s Compensation and Benefits Committee for that Plan Year.

III.    AWARD DETERMINATION AND APPROVAL:
The Plan is specifically designed to create substantial incentive opportunity for the achievement of the Company’s most important financial goals and for continued service and sustained effort through the date of payment of any award (the “Payment Date”). After the conclusion of a Plan Year, the President and CEO will make recommendations to the Compensation and Benefits Committee of the Board of Directors of Graphic Packaging Holding Company regarding payouts under the Plan. This recommendation will be based upon the President and CEO’s assessment of the degree to which the Company and each business unit, achieved the performance measures applicable to that Plan Year and the degree to which each Participant contributed to that achievement.

IV.	INDIVIDUAL PERFORMANCE FACTORS:
Award opportunities range from 0% to 200% of an individual’s target award. Individual performance factors can adjust a Participant’s target award by up to 25%, either up or down, subject to further adjustment by the President and Chief Executive Officer. The President and Chief Executive Officer may recommend to the Compensation and Benefits Committee adjustments to awards based on both corporate and divisional performance factors and individual performance for the senior management team (as defined in the Charter of the Compensation and Benefits Committee).

Participants must have at least a “Meets” performance rating for the Plan Year to be eligible for payment of an award regardless of corporate performance. Any exception would require President and CEO approval.

V.	CURRENCY:
All financial results will be stated on a U.S. dollar reporting basis for purposes of determining actual performance against the applicable performance measures for any given Plan Year.

VI.	PARTICIPATION LEVEL AND NEW PARTICIPANTS:
Participation level is defined as the “target” incentive award opportunity provided to Participants under the Plan. Each Participant's approved participation level is determined and communicated annually. The target incentive award opportunity is expressed as a percentage of a Participant's base salary actually earned during any given Plan Year.

For Participants whose participation level changes during the 1st quarter of a Plan Year, the change will become effective retroactive to the first day of that Plan Year. If the change occurs in the 4th quarter of a Plan Year, it will take effect on January 1st of the following Plan Year. Changes occurring in the 2nd or 3rd quarters of a Plan Year will result in any awards being calculated on a prorated basis for the number of days assigned to each participation level during that Plan Year.

New Participants shall have any awards prorated by the number of days of participation in their first Plan Year, except if hired during the 4th Quarter. In this event, their participation will become effective the following Plan Year.

VII.	REVISIONS TO PLAN:
Revisions to applicable performance goals and results for any given Plan Year may be considered to recognize circumstances beyond the control of Participants. Such revisions will be rare in practice and only respond to extraordinary and unforeseeable events. It is understood that revisions may adjust for positive windfalls as well as negative shortfalls. Revisions must be approved by the President and CEO of the Company and the Compensation and Benefits Committee of the Board of Directors.

VIII.	FORM AND TIMING OF AWARDS:
All awards under the Plan will be paid in cash and in local currency. Awards will be subject to all applicable social insurance, income tax and other withholding requirements effective at the time of payment.

Awards paid to Participants in hyper-inflationary countries may be monetarily corrected to adjust for currency devaluation between the close of the plan year and the award payment date.

All awards will be paid between January 2 and March 15 of the calendar year following the close of each Plan Year.

IX.    EMPLOYEES ON LEAVE:
Awards for employees on approved leave will be prorated to exclude the time away from work. Approved leaves include: sick, personal, family medical, and military leaves of absence.

X.	TERMINATION, DEATH, OR DISABILITY:
Awards for a given Plan Year, if any, will be paid only to Participants who are actually employed on the Payment Date. A Participant whose employment terminates, whether by resignation or by discharge, for any reason (or no reason) prior to the Payment Date shall not earn or have any right to an award from the Plan for that Plan Year and shall not be deemed to have earned or become vested in any such award, except for Participants (1) who terminate employment due to death, disability, or retirement (“retirement” for this purpose means an employee whose age on the effective date of termination is at least 55 and whose combination of age and service on that date is equal to or greater than 65); or (2) who are eligible for benefits under the Graphic Packaging International, Inc. Supplemental Unemployment Benefits Plan or the Graphic Packaging International, Inc. Executive Severance Plan,

and who sign and return (and do not revoke) a Release under that Plan (“Special Circumstance Participants”). Under this provision, Special Circumstance Participants may be paid a pro rata portion of any award earned based on their date of termination, and all such prorated payments, if any, will be made at the time and in the form received by all other Participants. Any executive who is entitled to a payment in lieu of incentive compensation upon termination of employment under an employment agreement shall not also be entitled to an award under the Plan for the year in which termination takes place.

XI.	OTHER PLAN DESIGN CONSIDERATIONS:
The Plan will be managed by each business unit executive and administered by corporate compensation. Communication of all awards will be provided by the business unit's senior management only upon written confirmation of all required approvals.

No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any award payable under the Plan.

No Participant shall have any lien on any assets of the Company by reason of any award payable under the Plan.

The Company specifically reserves the right to amend, modify, or terminate the Plan at any time for any reason. Neither the Plan nor any award under the Plan shall create any employment contract or imply any relationship between the Company and any Participant, other than employment terminable by either party at will.

The terms of the Plan are governed by the laws of the State of Georgia without regard to conflict of laws principles.

The Plan design is dynamic and is reviewed annually by executive management and the Company’s Compensation and Benefits Committee to insure that performance measures, their relative weighting and award parameters address the Company’s business strategy and its annual financial objectives.

Notwithstanding any language to the contrary elsewhere in this plan document, the President and Chief Executive Officer reserves the right to recommend to the Compensation and Benefits Committee of the Board of Directors of Graphic Packaging Holding Company the increase, decrease, or elimination of any and all Plan awards, including but not limited to any individual award, if, in the exercise of his business judgment, such modification would be in the best interest of the Company.

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